Exhibit 10.3

INFORMATICA CORPORATION
EXECUTIVE SEVERANCE AGREEMENT
This Executive Severance Agreement (“Severance Agreement”) is entered into as of the last date signed below (the “Effective Date”) by and between Informatica Corporation (the “Company”) and [NAME] (the “Executive”) (collectively, the “Parties”). This Severance Agreement amends, restates and completely replaces any other Executive Severance Agreement that Executive entered into with the Company prior to the Effective Date. On and following the Effective Date, any such prior Executive Severance Agreement no longer will be of any force or effect.
NOW, THEREFORE, for good and valuable consideration, the Parties agree as follows:
1.    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Severance Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through his or her termination date under any Company-provided or paid plans, policies, and arrangements. Further, upon the termination of Executive’s employment with the Company for any reason, Executive automatically will be deemed to have resigned from all positions that he or she holds with the Company (except as otherwise agreed in writing between Executive and the Company).
2.    Term of Agreement. This Severance Agreement will have an initial term of two years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Severance Agreement automatically will renew for an additional one-year term unless the Company provides Executive with notice of non-renewal at least 90 days prior to the date of automatic renewal.
3.    Severance.
(a)    Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in Connection with a Change of Control, then, subject to Section 4, Executive will receive: (i) continued payment of Executive’s base salary for a period of twelve (12) months (the “Continuance Period” if Executive is entitled to receive payments under this Section 3(a)), (ii) a lump sum payment equal to 100% of Executive’s annual on-target bonus, commissions or variable earnings, assuming Company performance at 100% of target for Company bonus determination, (iii) reimbursement for any applicable premiums to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iv) immediate vesting with respect to all then-outstanding unvested equity awards (with any awards that are subject to performance-based vesting requirements vesting at the target level). Base salary for purposes of this Section 3(a) means Executive’s base salary immediately before the Change of Control and without regard to any reduction or reductions described in Section 6(e). On-target means Executive’s target amount for bonus, commissions or variable earnings as of the day immediately before the Change of Control. If no target amount has been established for Executive as of that date, the target amount for the year immediately preceding the year in which the Change of Control occurs shall be used.
(b)    All Other Terminations. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his or her termination date under any Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company’s then established policies and practices.
(c)    Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).
(d)    Sole Right to Severance. This Severance Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of Executive’s employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Severance Agreement will be so reduced.
4.    Conditions to Receipt of Severance; No Duty to Mitigate.
(a)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company, and provided further that separation agreement and release of claims becomes effective no later than sixty (60) days following the termination date. No severance will be paid or provided until the separation agreement and release agreement becomes effective. The separation agreement and release of claims will not impose on Executive any post-employment obligations or covenants other than a release of claims. The Company will provide the separation agreement and release of claims promptly following termination of employment.

(b)    Timing of Payments. Any severance payments or benefits under this Severance Agreement shall be paid on, or, in the case of installments, shall not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 5. Any installment payments that would have been made to Executive during the sixty (60) day period immediately following the Executive’s separation from service but for the preceding sentence shall be paid to Executive on the sixtieth (60th) day following the Executive’s separation from service and the remaining payments shall be made as provided in this Severance Agreement.
(c)    Restricted Activity. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance payments and benefits pursuant to Section 3(a), Executive agrees not to engage in any Restricted Activity during the Continuance Period. If Executive engages in any Restricted Activity within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3(a) will cease immediately.
(d)    Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3(a), Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit any person to modify his or her employment or consulting relationship with the Company (the “No-Solicit”). If Executive breaches the No-Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3(a) will cease immediately. A general advertisement by any entity with which the Executive is associated will not be a violation of this Section 4(d).
(e)    Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3(a), Executive agrees to refrain from any disparagement, criticism, defamation, slander of the Company, its directors, or its employees, or tortious interference with the contracts and relationships of the Company. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal or regulatory process.
(f)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Severance Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
5.    Section 409A.
(a)    Notwithstanding anything to the contrary in this Severance Agreement, no severance payable to Executive, if any, pursuant to this Severance Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be payable until Executive has a “separation from service” within the meaning of Section 409A.

(b)    Notwithstanding anything to the contrary in this Severance Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service shall become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service but prior to the six (6) month anniversary of the separation, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Severance Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(c)    Any amount paid under this Severance Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.
(d)    Any amount paid under this Severance Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) shall not constitute Deferred Compensation Separation Benefits for purposes of clause (b) above.
(e)    The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. To the extent required to be exempt from or comply with Section 409A, references to Executive’s “termination of employment” or similar phrases will be references to Executive’s “separation from service” within the meaning of Section 409A. The Company and Executive agree to work together in good faith to consider amendments to this Severance Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes or other costs that may be imposed on Executive as result of Section 409A.
6.    Definitions.
(a)    Benefit Plans. For purposes of this Severance Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and

Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Notwithstanding the preceding or Section 3(a)(iii), if the Company (in its sole discretion) determines that it cannot provide the reimbursement for Benefits Plans coverage described in Section 3(a)(iii) without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in lieu of such reimbursement, the Company may elect to provide Executive (subject to Section 4) a lump sum payment (on the sixtieth (60th) day following separation from service) that, on an after-tax basis, is equal to the sum of the premiums that Executive would have had to pay for the continuation coverage for Executive and Executive’s eligible dependents for the full Continuance Period (which amount will be based on the premium for the first month of continuation coverage), which lump sum payment will be made regardless of whether Executive actually elects continuation coverage. For the avoidance of doubt, any taxable payment in lieu of reimbursement for continuation coverage may be used for any purpose, including, but not limited to, continuation coverage, and will be subject to all applicable tax withholdings
(b)    Cause. For purposes of this Severance Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his or her responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure (for a reason other than death or Disability) to perform his or her reasonable duties or responsibilities, or (iv) Executive’s material violation or breach of Executive’s Employee Proprietary Information and Inventions Agreement; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event.
(c)    Change of Control. For purposes of this Severance Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) the individuals who, at the beginning of any period of 12 consecutive months, constitute the Board (the “Incumbent Directors”) cease for any reason during such period to constitute at least a majority of the Board, unless the election or the nomination for election by the Company’s stockholders of a director first elected during such period was approved by the vote of at least a majority of the Incumbent Directors, whereupon such director also shall be classified as an Incumbent Director, or (v) a dissolution or liquidation of the Company.

(d)     Disability. For purposes of this Severance Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.
(e)    Good Reason. For purposes of this Severance Agreement, with respect to a termination that occurs on or following the date three months preceding a Change of Control, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than a reduction where Executive assumes similarly functional duties on a divisional basis following a Change of Control due to the Company becoming part of a larger entity, (ii) a material reduction in Executive’s Base Salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the Company’s other executive officers, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers, or (iv) relocation of Executive’s primary place of business for the performance of Executive’s duties to the Company to a location that is more than 35 miles from its prior location. In order for a resignation to qualify as for “Good Reason,” the Executive must provide the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and the Company must have failed to cure such Good Reason condition within thirty (30) days following the date of such notice.
(f)    In Connection with a Change of Control. For purposes of this Severance Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control (the “Change of Control Period”). Notwithstanding the foregoing, a resignation by Executive for Good Reason shall be in Connection with a Change of Control only if the event that constitutes Good Reason occurs during the Change of Control Period.
(g)    Restricted Activity. For purposes of this Severance Agreement, Executive will be deemed to have engaged in “Restricted Activity” if Executive, without the written consent of the Board or the Company’s Chief Executive Officer, works as an employee, officer, director, consultant, contractor, advisor, or agent of any of the following companies: IBM, Oracle and SAP, but only if the Executive’s service for such company is (1) in a business unit that conducts business substantially similar to a business of the Company for which Executive provided more than de minimis services during the three years prior to Executive’s termination of employment, and (2) in a geographic area in which, at the time of Executive’s termination of employment, the Company conducted material business.
(h)    Section 409A Limit. For purposes of this Severance Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding the taxable year of Executive’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s employment is terminated.

7.    Limitation on Payments. In the event that the payments and benefits provided for in this Severance Agreement or other payments and benefits payable or provided to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 7, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s payments and benefits under this Agreement or other payments or benefits (the “280G Amounts”) will be either:
(i)    delivered in full, or
(ii)    delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.
(a)    Reduction Order. In the event that a reduction of 280G Amounts is being made in accordance with this Section 7, the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:
(i)    reduction of cash payments in reverse chronological order (that is, the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);
(ii)    cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first);
(iii)    reduction of the accelerated vesting of equity awards in the reverse order of date of grant of the awards (that is, the vesting of the most recently granted equity awards will be cancelled first); and
(iv)    reduction of employee benefits in reverse chronological order (that is, the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).
In no event will Executive have any discretion with respect to the ordering of payments.
(b)    Unless the Company and Executive otherwise agree in writing, any determination required under this Section 7 will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by the Company, whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 7, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs and make all payments for the Firm’s services relating to any calculations contemplated by this Section 7.
8.    Assignment. This Severance Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Severance Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Severance Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
9.    Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Informatica Corporation
Attn: Chief Executive Officer
2100 Seaport Blvd
Redwood City, CA 94063

If to Executive:
at the last residential address known by the Company.
10.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Severance Agreement will continue in full force and effect without said provision. A court or arbitrator with proper jurisdiction will be empowered and permitted to alter or amend this Severance Agreement in order to make it enforceable.
11.    Arbitration. The Parties agree that any and all disputes arising out of the terms of this Severance Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The

Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Severance Agreement and the Confidentiality Agreement.
12.    Integration. This Severance Agreement, together with the Employee Proprietary Information and Inventions Agreement between Executive and the Company (the “Confidential Information Agreement”) and Executive’s Company stock option and other equity agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Severance Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
13.    Waiver of Breach. The waiver of a breach of any term or provision of this Severance Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Severance Agreement.
14.    Survival. The Confidential Information Agreement and Sections 4 and 10 will survive the termination of this Severance Agreement.
15.    Headings. All captions and Section headings used in this Severance Agreement are for convenient reference only and do not form a part of this Severance Agreement.
16.    Tax Withholding. All payments made pursuant to this Severance Agreement will be subject to withholding of applicable taxes.
17.    Governing Law. This Severance Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
18.    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Severance Agreement, and is knowingly and voluntarily entering into this Severance Agreement.
19.    Counterparts. This Severance Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
20.    Attorney Fees. In the event that Executive brings an action to enforce or effect Executive’s rights under this Agreement, then, the Company will reimburse Executive for Executive’s costs and expenses incurred in connection with the action (including, without limitation, in connection with Executive defending himself or herself against an action brought by the Company to enforce or effect its rights under this Agreement), including (but not limited to) the costs of mediation, arbitration, litigation, court fees, expert fees, witness expenses, and attorneys’ fees. The costs and expenses (as described above) will be paid to Executive by the Company in advance of the final disposition of the underlying action and within thirty (30) days of Executive’s submission of documentation of the costs, expenses and fees to be reimbursed but no later than the last day of Executive’s taxable year that immediately follows the taxable year in which the costs or expenses were incurred. This right to reimbursement will be subject to the following additional requirements: (i) Executive must submit documentation of the costs, expenses and fees to be reimbursed within thirty (30) days of the end of Executive’s taxable year in which the costs, expenses and fees were incurred; (ii) the amount of any reimbursement provided during one taxable year will not affect any expenses eligible for reimbursement in any other taxable year; and (iii) the right to any such reimbursement will not be subject to liquidation or exchange for another benefit or payment. Executive agrees to repay to the Company promptly all costs and expenses advanced under this Section 20 if it is ultimately determined by an entity of competent jurisdiction that Executive did not prevail on at least one material issue in such action.

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IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:
INFORMATICA CORPORATION

By:                                 Date:
[NAME]
[TITLE]

EXECUTIVE:

                                Date:
[NAME]

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